UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 15)*

                           GEOTEK COMMUNICATIONS, INC.
                          ----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                   373654102
                                 --------------
                                 (CUSIP Number)

                              Stephen M. Vine, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000
                   ------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 June 12, 1998
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         Continued on following page(s)
                               Page 1 of 13 Pages

                                                              Page 2 of 13 Pages

                                  SCHEDULE 13D
CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  S-C RIG INVESTMENTS-III, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 18,633,701
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   18,633,701
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            18,633,701/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                            16.17%/1/

14       Type of Reporting Person*

         PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 3 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  S-C RIG CO.

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 18,633,701
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   18,633,701
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            18,633,701/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                            16.17%/1/

14       Type of Reporting Person*

         CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 4 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  WINSTON PARTNERS, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 2,438,904
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   2,438,904
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            2,438,904/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                    2.34%/1/

14       Type of Reporting Person*

                  PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 5 of 13 Pages

                                  SCHEDULE 13D

CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  CHATTERJEE FUND MANAGEMENT, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 2,438,904
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   2,438,904
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            2,438,904/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                    2.34%/1/

14       Type of Reporting Person*

                  PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 6 of 13 Pages


                                  SCHEDULE 13D
CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  WINSTON PARTNERS II LDC

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Cayman Islands

                           7        Sole Voting Power
  Number of                                 1,768,285
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   1,768,285
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            1,768,285/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                            1.69%/1/

14       Type of Reporting Person*

         OO; IV

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 7 of 13 Pages


                                  SCHEDULE 13D
CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  WINSTON PARTNERS II LLC

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 884,107
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   884,107
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            884,107/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                            0.85%/1/

14       Type of Reporting Person*

         OO; IV

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 8 of 13 Pages


                                  SCHEDULE 13D
CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  CHATTERJEE ADVISORS LLC

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 2,652,392
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   2,652,392
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            2,652,392/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                            2.54%/1/

14       Type of Reporting Person*

         OO; IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                              Page 9 of 13 Pages


                                  SCHEDULE 13D
CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  CHATTERJEE MANAGEMENT COMPANY

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  Delaware

                           7        Sole Voting Power
  Number of                                 2,652,392
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   2,652,392
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            2,652,392/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [X]

13       Percent of Class Represented By Amount in Row (11)

                                            2.54%/1/

14       Type of Reporting Person*

         CO; IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
---------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                             Page 10 of 13 Pages


                                  SCHEDULE 13D
CUSIP No. 373654102

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                  PURNENDU CHATTERJEE

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [_]
                                                     b.  [X]

3        SEC Use Only

4        Source of Funds*

                  Not applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

6        Citizenship or Place of Organization

                  United States

                           7        Sole Voting Power
  Number of                                 23,964,997
   Shares
Beneficially               8        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                9        Sole Dispositive Power
   Person                                   23,964,997
    With
                           10       Shared Dispositive Power
                                            0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                            23,964,997/1/

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
         [_]

13       Percent of Class Represented By Amount in Row (11)

                                             20.66%/1/

14       Type of Reporting Person*

         IA; IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
---------------

1. See Item 5 of Amendment No. 14 to the Initial Statement on Schedule 13D.
This number does not include certain securities of the Issuer of which the Reporting Person has the right to acquire under certain circumstances.

                                                             Page 11 of 13 Pages


          This Amendment No. 15 to Schedule 13D relates to the shares of common stock, $0.01 par value (the "Shares"), of Geotek Communications, Inc. (the "Issuer"). This Amendment No. 15 supplementally amends the initial statement on
Schedule 13D dated November 9, 1993 and all subsequent amendments thereto (collectively, the "Initial Statement"). This Amendment No. 15 is being filed by the Reporting Persons to report that as of June 12, 1998, Dr. Purnendu Chatterjee resigned from his position as a director of the Issuer. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

          Item 6 is supplementally amended as follows:

          On June 12, 1998, Dr. Purnendu Chatterjee resigned from his position as a director of the Issuer.

                                                             Page 12 of 13 Pages



                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


June 16, 1998                S-C RIG INVESTMENTS-III, L.P.

                                   By:      S-C RIG CO., its General Partner


                                            By:______________________________
                                                  Peter Hurwitz
                                                  Vice President

                              S-C RIG CO.


                              By:_________________________________
                                   Peter Hurwitz
                                   Vice President

                              WINSTON PARTNERS, L.P.

                              By:  Chatterjee Fund Management, L.P.,
                                   its General Partner

                                   By:  Purnendu Chatterjee,
                                        its General Partner


                                        By:______________________________
                                             Peter Hurwitz
                                             Attorney-in-Fact

                              CHATTERJEE FUND MANAGEMENT, L.P.

                              By:  Purnendu Chatterjee,
                                   its General Partner


                                   By:______________________________
                                        Peter Hurwitz
                                        Attorney-in-Fact

                                                             Page 13 of 13 Pages



                              WINSTON PARTNERS II LDC


                              By:____________________________
                                   Peter Hurwitz
                                   Attorney-in-Fact


                              WINSTON PARTNERS II LLC

                              By:  Chatterjee Advisors LLC, its Manager


                                   By:  _________________________________
                                        Peter Hurwitz
                                        Manager


                              CHATTERJEE ADVISORS LLC


                              By:_______________________________
                                   Peter Hurwitz
                                   Manager


                              CHATTERJEE MANAGEMENT COMPANY


                              By:________________________________
                                   Peter Hurwitz
                                   Vice President


                              PURNENDU CHATTERJEE


                              By:_____________________________
                                   Peter Hurwitz
                                   Attorney-in-Fact